Exhibit 10.1

AMENDMENT NO. 2

TO THE

BRIGHTCOVE INC.

2012 STOCK INCENTIVE PLAN

WHEREAS, Brightcove Inc. (the “Company”) maintains the Brightcove Inc. 2012 Stock Incentive Plan (the “Plan”), which was previously adopted by the Board of Directors of the Company (the “Board”) and approved by the stockholders of the Company;

WHEREAS, the Board desires to amend the tax withholding provisions of the Plan; and

WHEREAS, Section 17 of the Plan provides that the Board may amend the Plan at any time, subject to certain conditions set forth therein.

NOW, THEREFORE:

1.    Section 14(b) of the Plan is hereby deleted in its entirety and replaced with the following:

“(b)    Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The required tax withholding obligation may also be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.”

2.    Effective Date of Amendment. This Amendment to the Plan shall become effective upon the date that it is approved by the Board.

3.    Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

IN WITNESS WHEREOF, this Amendment No. 2 to the Plan has been adopted by the Board of Directors of the Company this 24th day of April 2021.